Exhibit 10.7

HOST MARRIOTT CORPORATION

AND

HOST MARRIOTT, L.P.

1997 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

(AS AMENDED IN 1999 AND IN 2004)

i

	Non-Employee Director	6
	Nonqualified Stock Option	6
	Operating Partnership	6
	Option	6
	Option Price	6
	Other Cash Performance-Based Awards	6
	Other Share-Based Award	6
	Participant	6
	Performance-Based Exception	7
	Person	7
	Plan	7
	Restricted Stock	7
	Shares	7
	Special Recognition Stock Award	7
	Subsidiary	7
	Year of Service	7

ARTICLE III. ADMINISTRATION		8

3.1	The Committee	8
3.2	Authority of the Committee	8
3.3	Decisions Binding	8
3.4	Unanimous Consent in Lieu of Meeting	8
3.5	Compensation; Professional Assistance; Good Faith Actions	8

ARTICLE IV. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS		9

4.1	Number of Shares	9
4.2	Lapsed Awards	9
4.3	Adjustments in Authorized Shares	9
4.4	Limitation on Participation	10

ARTICLE V. ELIGIBILITY AND PARTICIPATION		11

5.1	Eligibility	11
5.2	Actual Participation by Employees	11
5.3	Award Agreement	11
5.4	Provisions Applicable to Section 162(m) Participants	11
5.5	Limitations Applicable to Section 16 Persons	12
5.6	Consideration
5.7	At-Will Employment	12

ARTICLE VI. STOCK OPTIONS		13

6.1	Grant of Options	13
6.2	Award Agreement	13

6.3	Option Price	13
6.4	Duration of Options	13
6.5	Exercise of Options	14
6.6	Payment	14
6.7	Restrictions on Share Transferability	15
6.8	Termination of Employment or Leave of Absence	15
6.9	Non-transferability of Options	16
6.10	Rights as a Shareholder	16

ARTICLE VII. RESTRICTED STOCK		17

7.1	Grant of Restricted Stock	17
7.2	Restricted Stock Agreement	17
7.3	Transferability Restriction	17
7.4	Other Restrictions	17
7.5	Voting Rights	18
7.6	Dividends and Other Distributions	18
7.7	Termination of Employment	18
7.8	Legend	18
7.9	Section 83(b) Election	18

ARTICLE VIII. DEFERRED STOCK		19

8.1	Award of Deferred Stock	19
8.2	Deferred Stock Bonus Awards	19
8.3	Deferred Stock Agreements	21
8.4	Assignment	21
8.5	Lump Sum Payments	22
8.6	Rights as a Shareholder	22

ARTICLE IX. SPECIAL RECOGNITION STOCK AWARDS		23

ARTICLE X. OTHER AWARDS		24

10.1	Grant of Other Share-Based Awards	24
10.2	Terms of Other Share-Based Awards	24
10.3	Other Share-Based Award Agreement	24
10.4	Other Cash Performance-Based Awards	24

ARTICLE XI. PERFORMANCE MEASURES FOR AWARDS		25

11.1	Performance Measures	25
11.2	Adjustments	25
11.3	Committee Discretion	25

ARTICLE XII. CONVERSION AWARDS		26

ARTICLE XIII. BENEFICIARY DESIGNATION		27

ARTICLE XIV. MISCELLANEOUS PROVISIONS		28

14.1	Not Transferable	28

ARTICLE XV. DEFERRALS		29

ARTICLE XVI. RIGHTS OF PARTICIPANTS		30

16.1	Employment or Service	30
16.2	Participation	30

ARTICLE XVII. AMENDMENT, MODIFICATION AND TERMINATION		31

17.1	Amendment, Modification, and Termination	31
17.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	31
17.3	Awards Previously Granted	32
17.4	Compliance with Code Section 162(m)	32
17.5	Substitution of Awards in Mergers and Acquisitions	32

ARTICLE XVIII. WITHHOLDING		33

18.1	Tax Withholding	33
18.2	Share Withholding	33

ARTICLE XIX. INDEMNIFICATION		34

ARTICLE XX. SUCCESSORS		35

ARTICLE XXI. LEGAL CONSTRUCTION		36

21.1	Gender and Number	36
21.2	Severability	36
21.3	Requirements of Law	36
21.4	Securities Law Compliance	36
21.5	Governing Law	36

HOST MARRIOTT CORPORATION

AND

HOST MARRIOTT, L.P.

COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

PREAMBLE

WHEREAS, Host Marriott Corporation sponsors the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (the “Plan”); and

WHEREAS, Host Marriott Corporation entered into certain transactions pursuant to a plan to reorganize its business operations so that qualifies as a real estate investment trust as of January 1, 1999 (“Host REIT Conversion”) and

WHEREAS, as part of the Host REIT Conversion, (i) Host Marriott Corporation transferred its liabilities, including but not limited to liabilities relating to employee benefits to Host Marriott, L.P., (ii) Host Marriott Corporation merged with and into HMC Merger Corporation (renamed Host Marriott Corporation), and (iii) holders of Host Marriott Corporation common stock received a dividend of outstanding common shares of Crestline Capital Corporation (“Crestline”); and

WHEREAS, in connection with the Host REIT Conversion, Host Marriott Corporation and Crestline entered into a Distribution Agreement (the “Distribution Agreement”), and Host Marriott Corporation and Host Marriott, L.P. entered into a Contribution Agreement (the “Contribution Agreement”); and

WHEREAS, pursuant to the Distribution Agreement, Host Marriott Corporation and Crestline agreed to enter into an agreement allocating responsibilities with respect to employee compensation, benefits, labor, and certain other employment matters pursuant to the terms and conditions set forth in the Employee Benefits and Other Employment Matters Allocation Agreement (the “Allocation Agreement”); and

WHEREAS, pursuant to the Contribution Agreement, Host Marriott Corporation and Host Marriott, L.P. also agreed to enter into an agreement allocating responsibilities with respect to employee compensation, benefits, labor, and certain other employment matters pursuant to the terms and conditions set forth in the Allocation Agreement; and

WHEREAS, pursuant to the Allocation Agreement, (a) Host Marriott Corporation continues to reserve those shares already reserved under the Plan, (b) all future awards under the Plan after the Host REIT Conversion are denominated in Host Marriott Corporation common stock, and (c) the effect of the Distribution and the Host REIT Conversion on Existing HMC Stock Awards (as such term is defined in the Allocation Agreement) made under the Plan prior to the Distribution Date were determined as provided in the Allocation Agreement; and

WHEREAS, Host Marriott Corporation desires to make certain administrative amendments to the Plan.

NOW, THEREFORE, this Host Marriott Corporation and Host Marriott, L.P. Comprehensive Stock and Cash Incentive Plan (the “Plan) amends and restates in its entirety the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan. Set forth herein are all of the terms of the three plans comprising the Plan, one for the benefit of the employees of Host Marriott Corporation (the Host REIT Plan), one for the benefit of the employees of Host Marriott, L.P., (the Operating Partnership Plan), and one for the benefit of the employees of any Subsidiary of Host Marriott Corporation or Host Marriott, L.P. (the Subsidiary Company’s Plan). The Committee shall administer all three plans.

ARTICLE I.

ESTABLISHMENT, PURPOSE AND DURATION

.1 Establishment of the Plan. Host Marriott Corporation, a Maryland corporation (Host Marriott Corporation) and Host Marriott, L.P., a Delaware Limited Partnership (Operating Partnership) (collectively referred to herein as the Company), hereby amend and restate the 1997 Comprehensive Stock Incentive Plan known as the Host Marriott Corporation and Host Marriott, L.P. Comprehensive Stock and Cash Incentive Plan (hereinafter referred to as the Plan), as set forth in this document, effective as of the Contribution Date (as such term is defined in the Allocation Agreement), comprising the Host REIT Plan, the Operating Partnership Plan and the Subsidiary Companies Plan. The Plan shall also include the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Bonus Awards, Deferred Stock Agreements, Stock Appreciation Rights, Special Recognition Awards and other stock-based Awards.

.2 Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth, development and financial success of the Host Marriott Corporation, the Operating Partnership and any Subsidiary by aligning the personal interests of key management employees to those of Host Marriott Corporation shareholders and allowing such employees to participate in the growth, development and financial success of the Host Marriott Corporation. Awards under the Plan may be, but need not be, Performance-Based Awards.

The Plan is further intended to provide flexibility to Host Marriott Corporation, the Operating Partnership and the Subsidiaries in their ability to motivate, attract and retain the services of key employees who have been or will be given management responsibilities.

.3 Duration of the Plan. This amendment and restatement of the Plan shall become effective on the Contribution Date, and shall remain in effect, subject to the right of the Board of Directors of the Host Marriott Corporation to terminate the Plan at any time pursuant to Article XVII hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Allocation Agreement” means the Employee Benefits Allocation and Other Employment Matters Agreement between the Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Deferred Stock, Special Recognition Stock Awards, 1998 Conversion Awards, Other Share-Based Awards, Other Cash Performance-Based Awards.

“Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Beneficiary” means the person or persons designated pursuant to Article XIII hereof.

“Board” or “Board of Directors” means the Board of Directors of Host Marriott Corporation.

“Chief Executive Officer” means the chief executive officer of the Company however such person may be titled.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Policy Committee of the Board, as specified in Article III herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

“Company” means Host Marriott Corporation, as to the Host REIT Plan, the Operating Company as to the Operating Partnership Plan, and any Subsidiary of Host Marriott Corporation or the Operating Partnership as to any Subsidiary Companies’ Plan.

“Contribution Date” means the Contribution Date as defined in the Allocation Agreement.

“Covered Employee” means a Participant who, as of the date of grant, vesting and/or payout of an Award, as applicable, is one of the group of covered employees, as defined in the regulations promulgated under Section 162(m) of the Code, or any successor statute.

“Current Award” means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(c) hereof.

“Deferred Award” means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(b) hereof.

“Deferred Stock” means an Award granted to a Participant as described in Article VIII herein.

“Deferred Stock Bonus Award” means a grant of a right to receive Shares on a deferred basis, pursuant to Section 8.2 hereof.

“Deferred Stock Agreement” means an Award granted to a Participant as described in Section 8.3 herein.

“Director” means any member of the Board.

“Disability” means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

“Distribution Agreement” means the Distribution Agreement as defined in the Allocation Agreement.

“Domestic Relations Order” or “DRO” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended or the rules thereunder.

“Effective Date” has the meaning set forth in Section 1.1 hereof.

“Employee” means any individual who is classified by the Company as a full-time, active non-union employee of the Company. An individual who is not classified by the Company as a full-time, active non-union employee will not be an Employee for purposes of this plan, regardless of whether the Internal Revenue Service or other governmental agency deems such individual to be a common law employee.

“Engaging in Competition” means (a) engaging, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company, (b) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (c) using or disclosing confidential Company information, in each case, without the approval of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

“Fair Market Value” means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before and the nearest day after the relevant date, as reported in the Wall Street Journal or a similar publication selected by the Committee.

“Host Marriott Corporation” means Host Marriott Corporation, a Delaware corporation for the period before the Contribution Date, and Host Marriott Corporation, a Maryland corporation, for the period beginning on and after the Contribution Date.

“Incentive Stock Option” or “ISO” means an Award of an option to purchase Shares, granted under Article VI hereof, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

“Insider” shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

“1998 Conversion Award” means an Award pursuant to Article XII to reflect the effect of the Distribution on outstanding awards, which were held by the grantee immediately before the Distribution.

“Non-Employee Director” means a Director who is not an Employee of the Company.

“Nonqualified Stock Option” or “NQSO” means an Award of an option to purchase Shares, granted under Article VI herein and which is not intended to meet the requirements of Code Section 422.

“Operating Partnership” means Host Marriott, L.P., a Delaware limited partnership.

“Option” means an Award of an Incentive Stock Option or of a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Other Cash Performance-Based Awards” means an Other Cash Performance-Based Award as described in Article X herein.

“Other Share-Based Award” means an Other Share-Based Award as described in Article X herein.

“Participant” means an Employee or former Employee of Host Marriott Corporation, the Operating Partnership or any Subsidiary to whom an Award granted under the Plan is outstanding, or any other individual to whom a 1998 Conversion Award granted under the Plan is outstanding.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion, and the Shares are subject to a substantial risk of forfeiture, as provided in Article VII hereof.

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) thereof.

“Plan” has the meaning set forth in the Preamble herein.

“Restricted Stock” means an Award granted to a Participant pursuant to Article VII hereof.

“Shares” means shares of Host Marriott Corporation, par value $1.00 per share, for the period before the Contribution Date, and shares of Host Marriott Corporation, par value $0.01 per share, for the period beginning on or after the Contribution Date.

“Special Recognition Stock Award” means an award granted to a Participant pursuant to Article IX hereof.

“Subsidiary” means any corporation, partnership, joint venture or other entity other than the Operating Partnership in which the Company owns a majority of the equity interest by vote or by value or in which the Company has a majority capital or profits interest.

“Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee was paid for 1200 or more hours of work for the Company.

ARTICLE III.

ADMINISTRATION

.1 The Committee. The Plan shall be administered by the Compensation Policy Committee of the Board, or by any other Committee appointed by the Board, the members of which shall consist solely of two (2) or more Non-Employee Directors within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

.2 Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Bylaws of Host Marriott Corporation, and subject to the provisions herein, the Committee shall have the power and authority to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have full power to select Employees who shall participate in the Plan, determine the sizes and types of Awards, determine the terms and conditions of Awards in a manner consistent with the Plan, construe and interpret the Plan and any agreement or instrument entered into under the Plan, establish, amend, or waive rules and regulations for the Plan’s administration, and (subject to the provisions of Article XVII herein) amend the terms and conditions of any outstanding Award to the extent a Participant’s rights are not affected adversely, except that Deferred Stock Bonus Awards authorized by Article VIII hereof shall be granted and administered by the Chief Executive Officer in the case of any recipients who are not Officers or Covered Employees. Further, the Committee shall make all other determinations, which may be necessary or advisable for the administration of the Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Code Section 422. As permitted by law, the Committee may delegate its authority under the Plan to a Director or Employee.

.3 Decisions Binding. All determinations and decisions made by the Committee or its designee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all parties.

.4 Unanimous Consent in Lieu of Meeting. Except as otherwise required by law, a memorandum signed by all members of the Committee members shall constitute the act of the Committee without the necessity in such event to hold a meeting.

.5 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations may by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

.1 Number of Shares. Subject to Sections 4.2 and 4.3 herein, (a) in the aggregate, no more than 44,442,911 shares of the Common Stock of the Host Marriott Corporation may be issued pursuant to Awards granted under the Plan, and (b) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards) granted in any one fiscal year to any single Employee shall be two million (2,000,000). No more than 30% of the Shares available for Awards will be issued with respect to Awards other than Options.

.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the Plan. If any shares of Restricted Stock are surrendered by a Participant, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 4.1. Notwithstanding the provisions of this Section 4.2, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Code Section 422. To the extent required by 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the limits on Awards set forth in Section 4.1 of the Plan.

.3 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, (a) such adjustment may be made in the number and class of Shares which may be delivered under Section 4.1 and the Award limits set forth in Section 4.1 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and (b) the Committee or the Board of Directors, Compensation Policy Committee or similar body of any other legal entity assuming the obligations of the Company hereunder, may either (i) make appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interest or awards similar to the Awards, provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, provide that Awards will be exercised, distributed, purchased, canceled or exchanged for value or provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all of the Shares covered by a stock Award may be terminated or, in the case of Restricted Stock, cease to be subject to repurchase or forfeiture pursuant to such terms and conditions (including the waiver of any existing terms or conditions) as shall be specified in the notice. Any adjustments of an ISO under this paragraph shall be made in such a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code. With respect to Awards which are granted to Covered Employees and are intended to qualify as performance based compensation under Section 162(m)(4)(c), no adjustment or action described in this Section 4.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to qualify under Section 162(m)(4)(C), or any successor provisions thereto. No adjustment or action described in this Section 4.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines the Award is not to comply with such exemptive conditions.

.4 Limitation on Participation. Notwithstanding any other provision to the contrary, effective as of the Contribution Date, an Employee shall not be eligible to participate in the Plan and shall cease to be a Participant, to the extent such Employee was a Participant immediately before the application of this Section 4.4 to such Employee, if the participation of such Employee would violate the ownership limits set forth in Article VIII of Host Marriott Corporation’s Articles of Amendment and Restatement of Articles of Incorporation.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

.1 Eligibility. Employees shall be eligible to participate in this Plan with respect to Awards specified in Articles VI through X. Persons eligible to receive 1998 Conversion Awards under the Allocation Agreement shall be eligible to participate in the Plan with respect to Awards specified in Article XII and shall be considered a Participant to the extent such Awards are outstanding.

.2 Actual Participation by Employees. Subject to the provisions of the Plan, and with the exception that Bonus Awards (other than those to Officers and Covered Employees) shall be approved by the Chief Executive Officer, the Committee in its sole and absolute discretion may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee otherwise eligible under Section 5.1 shall have any right to be granted an Award under this Plan.

.3 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation pursuant to the Performance-Based Exception shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

.4 Provisions Applicable to Section 162(m) Participants.

(a) The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation pursuant to the Performance-Based Exception.

(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee, including Restricted Stock the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the performance criteria and any performance or incentive award described in the Plan that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the performance criteria.

(c) To the extent necessary to comply with the Performance-Based Exception, with respect to any Award granted under the Plan which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the performance criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between performance criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(d) Furthermore, notwithstanding any other provision of the Plan or any Award which is granted to a Covered Employee and is intended to qualify for the Performance-Based Exception shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for the Performance-Based Exception, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

.5 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

.6 At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary.

ARTICLE VI.

STOCK OPTIONS

.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees selected by the Committee in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Options may include provisions for reload of Options exercised by the tender of Shares or the withholding of Shares with respect to the exercise of the Options. No person may be granted an ISO if such person, at the time the ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or then existing Subsidiary or parent corporation (within the meaning of Code Section 424(e) unless such ISO conforms to the applicable provisions of Code Section 422.

.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an ISO or an NQSO. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee, with the consent of the Participant, to disqualify such Option for treatment as an ISO.

.3 Option Price. The Option Price for each grant of an Option (other than an Option covered by a 1998 Conversion Award) under this Article VI shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. In the case of an ISO granted to a Participant then owning (within the meaning of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Code Section 424(e)), such price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Code Section 424(h)).

.4 Duration of Options. Each Option granted under this Article VI shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no NQSO shall be exercisable later than the fifteenth (15th) anniversary date of its grant and no ISO shall be exercisable later than the tenth (10th) anniversary date of its grant or the fifth (5th) anniversary date of the grant of an ISO if the ISO is granted to a Participant then owning (within the meaning of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Code Section 424(e)). Except as limited by the requirements of Code Section 422 and the regulations and rulings thereunder applicable to ISOs, the Committee may extend the term of any outstanding Option in connection with any termination of employment, or amend any other term or condition of such Option relating to such termination.

.5 Exercise of Options. Options granted under this Article VI shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Employee.

The ability of an Employee to exercise an Option is conditioned upon the Employee not committing any criminal offense or malicious tort relating to or against the Company. Unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, no Option shall be exercisable by any Participant who is then subject to Section 16 of the Exchange Act within the period ending six-months and one day after the date the Option is granted.

(a) No portion of an Option granted to a Participant which is unexercisable at a termination of employment shall thereafter become exercisable, except as may otherwise be provided by the Committee either in the Award Agreement or by action of the Committee following the grant of an Option.

(b) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation, within the meaning of Section 422 of the Code) of the Company, exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 6.5(b), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

(c) An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

.6 Payment. Options granted under this Article VI shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article VI as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, and under any blue sky or state securities laws applicable to such Shares.

.8 Termination of Employment or Leave of Absence. In the event that an Employee, during the Employee’s lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any Option which is not exercisable on the date on which the Employee ceased to be an Employee or has been on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months (one year in the case of a Participant who is Disabled) from such date, but in no event after the expiration of the term for which the Option was granted; provided, however, that in the case of an optionee of an NQSO who is an Approved Retiree (as herein defined), said optionee may exercise such Option until the sooner to occur of (i) the expiration of such Option in accordance with its original term, or (ii) the expiration of five years from the date of retirement. For purposes of the proviso to the preceding sentence:

(a) An Approved Retiree is any optionee who (1) retires from employment with the Company with the specific approval of the Committee on or after such date on which the optionee has completed twenty (20) Years of Service or has attained age Fifty-Five (55) and completed Ten (10) Years of Service, and (2) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee.

(b) Any time period during which an optionee may continue to exercise an Option within clause (ii) of said proviso shall count in determining compliance with any schedule established pursuant to Section 6.5 herein; and

(c) If an Approved Retiree is subsequently found by the Committee to have violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause 6.8(a)(2) of this section, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any Options or portions thereof which are exercisable on such date, any Options or portions thereof which are not exercised within such ninety (90) day period shall expire and any Options or portion thereof which are not exercisable on such date shall be canceled on such date.

In the event of the death of an optionee during the three (3) month period described above for exercise of an Option by a terminated optionee or one on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), the Option shall be exercisable by the optionee’s personal representatives, heirs or legatees to the same extent and during the same period that the optionee could have exercised the Option if the optionee had not died.

Notwithstanding anything in Section 6.5 to the contrary, in the event of the death of an optionee while an Employee or Approved Retiree of the Company or any Subsidiary, an outstanding Option held by such optionee upon death shall become fully vested upon death and shall be exercisable by the optionee’s personal representatives, heirs or legatees at any time prior to the expiration of one (1) year from the date of death of the optionee, but in no event after the expiration of the term for which the Option was granted.

.9 Non-transferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement or Article XIV, no NQSO granted under this Article VI may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article VI shall be exercisable during his or her lifetime only by such Participant.

.10 Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of issuance of a stock certificate or confirmation for such Shares. Except as otherwise expressly provided by the Board or the Committee, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance of a stock certificate or confirmation for such Shares.

ARTICLE VII.

RESTRICTED STOCK

.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees selected by the Committee in such amounts as the Committee shall determine.

.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

.3 Transferability Restriction. Except as provided in this Article VII, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

.4 Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), continued employment with the Company over a prescribed period of time, time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

(a) The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

(b) Except as otherwise provided in this Article VII, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

(c) Distribution of Shares of Restricted Stock is conditioned upon the Participant not committing any criminal offense or malicious tort relating to or against the Company.

(d) Unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, no share of Restricted Stock granted to a person subject to Section 16 of the Exchange Act shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which the Restricted Stock was issued, and provided, further, that, except with respect to shares of Restricted Stock granted to Covered Employees, by action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Participant upon issuance, a Participant’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon a termination of employment with the Company; provided, however, except with respect to shares of Restricted Stock granted to Covered Employees, the Committee in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a termination of employment, without cause or following any change in control of the Company or because of the Participant’s retirement, or otherwise.

.5 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

.6 Dividends and Other Distributions. If determined by the Committee in its absolute discretion, during the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

.7 Termination of Employment. In the event a Participant’s employment with the Company is terminated because of the Participant’s Disability or death during the Period of Restriction, the Period of Restriction shall end and the Participant’s rights thereunder shall inure to the benefit or his or her Beneficiary.

In the event that the Participant’s employment with the Company is terminated for any reason other than death or Disability during the Period of Restriction, such Participant’s outstanding Restricted Shares shall be forfeited to the Company without payment, unless the Committee, in its sole discretion, determines otherwise.

.8 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under award agreements, which legends shall make appropriate reference to the conditions imposed thereby.

.9 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VIII.

DEFERRED STOCK

.1 Award of Deferred Stock. Subject to the terms and provisions of the Plan, at any time and from time to time, (a) the Chief Executive Officer may grant Deferred Stock Bonus Awards or Deferred Stock Agreements to Employees who are not Officers or Covered Employees and (b) the Committee may grant Deferred Stock Bonus Awards or Deferred Stock Agreements to Officers or Covered Employees. The Chief Executive Officer or the Committee shall have complete discretion in determining to whom such Deferred Stock Bonus Award or Deferred Stock Agreement shall be awarded, the amount of Deferred Stock granted to each Employee (subject to Article IV herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards of Deferred Stock.

.2 Deferred Stock Bonus Awards. Deferred Stock Bonus Awards may be granted as part of a management incentive program under which part of the annual performance bonus awarded to managers and other key employees is made in Deferred Stock. Subject to the terms of the Plan, Deferred Stock Bonus Awards shall have such terms and conditions as determined by (a) the Chief Executive Officer with respect to Employees who are not Officers or Covered Employees and (b) the Committee with respect to Officers or Covered Employees. As determined in the discretion of (a) the Chief Executive Officer with respect to Employees who are not Officers or Covered Employees and (b) the Committee with respect to Officers or Covered Employees, and subject to the terms of the Plan, Participants may elect to receive their Deferred Stock Bonus Award in the form of either a Current Award or a Deferred Award.

(a) Method of Election. Each Participant who is granted a Deferred Stock Bonus Award and selected by (i) the Chief Executive Officer with respect to Employees who are not Officers or Covered Employees and (ii) the Committee with respect to Officers or Covered Employees, in their respective discretion, may elect, in writing, on a form to be furnished by the Company, to receive a Current Award or a Deferred Award. Notwithstanding the foregoing, any eligible Participant who does not elect to receive a Deferred Award within the time designated by the Committee shall be granted a Current Award.

(b) Deferred Award.

(i) Vesting. Deferred Stock granted in connection with a Deferred Award shall contingently vest, pro rata, in annual installments commencing one (1) year after the date of the Deferred Stock Bonus Award and continuing on each January 2 thereafter until the expiration of a ten (10) year period from such commencement date. Notwithstanding the foregoing, all unvested Deferred Stock subject to a Deferred Award shall vest upon the Participant’s (1) termination of employment following attainment of age Fifty-Five (55) with ten (10) Years of Service, (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service; (3) Disability; or (4) death. Subject to Section 4.3 herein, unvested Deferred Stock shall not continue to vest following termination of employment for any other reason.

(ii) Distribution of Shares. Vested Shares shall be distributed to the Participant in two (2) to ten (10) approximately equal annual installments, as elected by the Participant, or over such shorter period as determined by the Committee. Such distribution shall commence in the month of January following the date the Participant terminates employment; provided, however, that the Participant may elect to receive his or her vested Shares in a single distribution which shall take place in the month of January following his or her termination of employment.

All such elections made pursuant to this Section 8.2(b)(ii) shall be made at the time the Deferred Stock Bonus Award is granted, and shall be made, in writing, on a form prescribed by the Committee. Upon a Participant’s death, all undistributed vested Deferred Stock will be distributed in one distribution as provided in Article XIII herein.

(c) Current Award.

(i) Distribution of Shares. Shares subject to a Current Award will be distributed in ten (10) consecutive, approximately equal, annual installments, commencing one (1) year after the date of the Deferred Stock Bonus Award. If the Participant dies prior to distribution of all Shares to which he or she is entitled, the remaining Shares will be distributed in one distribution as provided in Article XIII herein.

(ii) Forfeiture of Shares. Any undistributed Shares subject to a Current Award will be forfeited and the Deferred Stock Bonus Award relating thereto terminated, without payment, if the Participant’s employment with the Company is terminated for any reason other than the Participant’s (1) termination of employment at or beyond age Fifty-Five (55) with Ten (10) Years of Service, (2) retirement after Twenty (20) Years of Service with approval from the Committee, (3) Disability, or (4) death. Any undistributed Shares not subject to forfeiture shall continue to be distributed to the Participant under the distribution schedule which would have applied to those Shares if the Participant had not terminated employment, or over such shorter period as may be determined by the Committee.

(d) Conditions. Distribution of Shares under Current Awards and Deferred Awards is conditioned upon:

(i) the Participant not committing any criminal offense or malicious tort relating to or against the Company;

(ii) the Participant not Engaging in Competition; and

(iii) the Participant having provided the Committee with a current address where the Deferred Stock Bonus Award may be distributed.

If said conditions are not met, all undistributed Shares will be forfeited and the Deferred Stock Bonus Award terminated, without payment.

.3 Deferred Stock Agreements. Deferred Stock Agreements represent Deferred Stock granted to a Participant subject to the following conditions:

(a) Vesting. Deferred Stock granted pursuant to this Section 8.3 shall contingently vest over a specified number of years, as determined by (i) the Chief Executive Officer with respect to Employees who are not Officers or Covered Employees or (ii) the Committee with respect to Officers or Covered Employees. Notwithstanding the foregoing, all unvested Deferred Stock subject to a Deferred Stock Agreement shall immediately vest upon the Participant’s: (1) termination of employment following attainment of age Fifty-Five (55) with Ten (10) Years of Service, (2) termination of employment with retirement approval from the Committee and with Twenty (20) Years of Service, (3) termination of employment as a result of Disability, or (4) termination of employment as a result of death. Subject to Section 4.3 herein, unless otherwise provided in the Deferred Stock Agreement, if the Participant’s employment with the Company shall be terminated for any other reason, all Deferred Stock, which is not vested before such termination of employment shall be forfeited and the Deferred Stock Agreement terminated without payment.

(b) Distribution of Shares. Vested Deferred Stock granted pursuant to this Section 8.3 shall be distributed to the Participant in the form of Shares in the manner specified in the Deferred Stock Agreement, or over such shorter period as the Committee may direct. Such distribution shall commence on January 2 following the first to occur of the date the Participant (i) retires, (ii) becomes Disabled, or (iii) attains at least age Sixty-Five (65) and is no longer employed by the Company. Upon the Participant’s death or as soon as practicable thereafter, all unpaid vested Deferred Stock shall be distributed in the form of Shares, in one distribution, as provided in Article XIII.

(c) Conditions. Distribution of Shares subject to Deferred Stock Agreements is conditioned upon:

(i) the Participant not engaging in Competition;

(ii) the Participant not committing any criminal offense or malicious tort relating to or against the Company; and

(iii) the Participant having provided the Committee with a current address where the Deferred Stock may be distributed.

If such conditions are not met, all undistributed Deferred Stock will be forfeited and the Deferred Stock Agreement terminated without payment.

.4 Assignment. A Participant’s rights under a Deferred Stock Agreement or Deferred Stock Bonus Award may not, without the written consent of the Company, be assigned or otherwise transferred, nor shall they be subject to any right or claim of a Participant’s creditors, provided that the Company may offset any amounts owing to or guaranteed by the Company, or owing to any credit union related to the Company against the value of Deferred Stock and underlying Shares to be distributed under Deferred Stock Agreements and Deferred Stock Bonus Awards.

.5 Lump Sum Payments. Notwithstanding anything in the Plan to the contrary, any Participant entitled upon termination of employment to receive a distribution pursuant to this Article VIII, the amount of which distribution has a total Fair Market Value at the time of such termination of Three Thousand Dollars ($3,000.00) or less, shall receive such distribution in one lump sum as soon as possible following termination of employment.

.6 Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to Deferred Stock until the date of issuance of a stock certificate or confirmation for such Shares. Except as otherwise expressly provided by the Board or the Committee, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance of a stock certificate or confirmation for such Shares.

ARTICLE IX.

SPECIAL RECOGNITION STOCK AWARDS

Subject to the terms and provisions of the Plan, the Committee or its designee, at any time and from time to time, may grant Special Recognition Stock Awards to Employees in such amounts and upon such conditions as the Committee or its designee shall determine.

ARTICLE X.

OTHER AWARDS

.1 Grant of Other Share-Based Awards. The Committee may grant other Share-Based Awards to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

.2 Terms of Other Share-Based Awards. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Shares, in Share-equivalent units, in Share appreciation units, in securities or debentures convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

.3 Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee may determine.

.4 Other Cash Performance-Based Awards. The Committee may grant Other Cash Performance-Based Awards based on performance measures set forth in Article XI not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Performance-Based Award shall be evidenced by an award agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Performance-Based Award not based upon Shares shall not decrease the number of Shares under Article IV, which may be issued pursuant to other Awards. No individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of Four Million Dollars ($4,000,000.00) in any calendar year. Other Cash Performance-Based Awards may relate to annual bonus or long-term performance awards.

ARTICLE XI.

PERFORMANCE MEASURES FOR AWARDS

.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article XI, the attainment of which may determine the degree of payout and/or vesting with respect to Awards which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen by the Committee from among the following alternatives:

(a) Consolidated cash flows,

(b) Consolidated financial reported earnings,

(c) Consolidated economic earnings,

(d) Earnings per share,

(e) Earnings as a percentage of average capital,

(f) Earnings as a multiple of interest expense,

(g) Business unit financial reported earnings,

(h) Business unit economic earnings,

(i) Business unit cash flows,

(j) Appreciation in the Fair Market Value of Shares either alone or as measured against the performance of the stocks of a group of companies approved by the Committee,

(k) Total capital invested in assets, and

(l) Capital invested in assets subject to the strategic alliance with Marriott International, Inc.

.2 Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of pre-established performance objectives, provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

.3 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards, which do not qualify for the Performance-Based Awards, or to make modifications that would not satisfy the requirements to qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

ARTICLE XII.

CONVERSION AWARDS

All 1998 Conversion Awards, which, under the Allocation Agreement, are to be denominated in shares of Host Marriott Corporation, shall be issued under the Host REIT Plan as provided in the Allocation Agreement. The Committee shall administer all such 1998 Conversion Awards under the Host REIT Plan, giving service credit to the grantee of each such 1998 Conversion Award to the extent required under the Allocation Agreement. All 1998 Conversion Awards shall be subject to substantially similar terms and conditions as provided in the holder’s outstanding awards prior to the Contribution Date.

ARTICLE XIII.

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant has received any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

.1 Not Transferable.

(a) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Participant, only he or she may exercise an Option or other Award (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of with the consent of the Committee pursuant to a DRO. After the death of the Participant, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

ARTICLE XV.

DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of an exercise of an Option, or the payment of or the lapse or waiver of restrictions with respect to any other Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE XVI.

RIGHTS OF PARTICIPANTS

.1 Employment or Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE XVII.

AMENDMENT, MODIFICATION AND TERMINATION

.1 Amendment, Modification, and Termination. The Committee may terminate, amend or modify the Plan. Termination, amendment or modification of the Plan may be in response to changes in the Code, the Exchange Act or national securities exchange regulations, or for other reasons deemed appropriate by the Committee. However, without the requisite approval of the shareholders of the Company, no such termination, amendment or modification may:

(a) Materially increase the total number of Shares which may be issued under this Plan, or the total number of Shares for which Options may be granted under this Plan, except as provided in Section 4.3 hereof; or

(b) Materially modify the requirements as to eligibility for participation in the Plan; or

(c) Extend the maximum period after the date of grant during which Options may be exercised; or

(d) Change the provisions of the Plan regarding Option Price or the exercise of Options, except as provided in Section 4.3 or Article VI hereof or modify the Plan in a manner inconsistent with Rule 16b-3 under the Exchange Act, Sections 422-424 of the Code or Section 162(m) of the Code.

The termination or any modification or amendment of the Plan shall not, without the consent of the Participant, affect a Participant’s rights under an Award previously granted to the Participant; provided, however, that in the event of a transaction described in Section 4.3 hereof, the authority of the Committee (or, if another legal entity assumes the obligations of the Company hereunder, of the board of directors, compensation committee or similar body of such other legal entity, as applicable) in taking the actions permitted or required by Section 4.3 hereof shall not be eliminated or diminished in any way by this sentence. With the consent of the affected Participant, the Committee may amend an outstanding Award agreement in a manner consistent with the Plan.

.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the restriction set forth in Article XI herein on the exercise of discretion to adjust upward the determinations of the degree of attainment of pre-established performance objectives with respect to Awards which have been designed to comply with the Performance-Based Exception, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

.3 Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m), provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article XVII, make any adjustments it deems appropriate.

.5 Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or a Subsidiary as a result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute awards to the provisions of the awards for which they are substituted.

ARTICLE XVIII.

WITHHOLDING

.1 Tax Withholding. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Any adverse consequences to the Optionee arising in connection with the share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Optionee.

.2 Share Withholding. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any election by a Participant shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE XIX.

INDEMNIFICATION

Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by Host Marriott Corporation, the Operating Partnership or any Subsidiary against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the approval of Host Marriott Corporation, the Operating Partnership or any Subsidiary, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give Host Marriott Corporation, the Operating Partnership or any Subsidiary an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend the same on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under Host Marriott Corporation’s Articles of Amendment and Restatement of Articles of Incorporation, as a matter of law or otherwise, or any power that Host Marriott Corporation, the Operating Partnership or any Subsidiary may have to indemnify them or hold them harmless.

ARTICLE XX.

SUCCESSORS

All obligations of Host Marriott Corporation, the Operating Partnership or any Subsidiary, respectively, under the Plan, with respect to Awards granted hereunder, shall be binding on any successors to Host Marriott Corporation, the Operating Partnership or any Subsidiary, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of Host Marriott Corporation, the Operating Partnership or any Subsidiary, respectively.

ARTICLE XXI.

LEGAL CONSTRUCTION

.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

.3 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

.5 Governing Law. To the extent not preempted or otherwise governed by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland without regard to the State of Maryland’s choice of law rules.

CERTIFICATE OF SECRETARY

I, the undersigned secretary of Host Marriott Corporation, do hereby certify that the attached copy of the Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock Incentive Plan is a true and correct copy of the Plan and that there have been no amendments or modifications to the Plan that are not reflected in this copy.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of Host Marriott Corporation as of the      day of January, 2004.

Elizabeth A. Abdoo
Secretary

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